Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Second Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Second Quarter 2021 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2020 filed on March 29, 2021 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. New York City REIT continues execute on our proactive asset management strategy, highlighted by sequential quarter improvement in cash rent collection and nearly a $1 million increase in Core FFO. Warmer weather has brought an ever increasing number of tourists and locals back to the city's stores, restaurants and office buildings, giving the city renewed vitality. With vaccines widely available, business and local leaders continue to voice their strong support for a return to office for their workers. While we can't pinpoint the moment in time where businesses will fully return to their pre-COVID existence, the trend line is very clear that there will be a full return. We continue to operate New York City REIT with the assumption that that day will be soon. We have taken advantage of the time to work with our existing tenants and potential new tenants to build out floors, lock in long term leases and reimagine or reconfigure space to address emerging New York City office trends and tenant needs.

For the second quarter, we recorded strong rent collection at 89% of original cash rent across the portfolio, a 400-basis point increase from 85% last quarter, and a 700-basis point improvement from the fourth quarter. Our asset management team has remained engaged with our tenants, helping to drive rent collection.

As measured by VTS, New York City has seen demand for office space that is outpacing demand in Boston, Chicago, Seattle, San Francisco and Washington D.C. Demand for New York City office is now 98% of where it was pre-COVID, providing insight about employer's plans to bring workers back into offices, which in turn generates demand for restaurants, retailers, building services, construction and all of the infrastructure that supports the city's vibrant economy. A recent report from Transwestern notes that office landlords are holding firm on asking rents, expecting pent-up demand to emerge in the third and four quarter. Like the CEOs of our peers, I remain bullish on the office sectors in particular and New York City in general, especially reading reports like these and others that show pedestrian traffic in Times Square is nearing pre-pandemic levels and that vaccines have reached 70% of all New York City adults.

For these reasons, as well as our fundamental belief in the necessity of New York City office and retail space, we remain highly confident in the long-term strength of New York City real estate. Our portfolio includes eight office and retail condominium assets, located entirely in New York City and primarily in Manhattan. We have built a pure-play New York City portfolio that features a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. As of June 30th, NYC’s top 10 tenants were 73% investment grade or implied investment grade rated and had an average remaining lease term of over nine years.

Our $861.9 million, 1.2 million square foot portfolio has occupancy of 84.5%, up from 82.8% at the end of the first quarter, but still affording us plenty of upside potential to drive future cash flow as we further lease up these properties. Occupancy gains at 123 Williams Street, where four new leases increased building-level occupancy to 91% and annualized straight-line rent by almost $1 million, helped drive this gain. Across all of our assets we have a weighted average remaining lease term of 6.7 years.

We are engaged with several key tenants, including the GSA where we have about a year of lease term remaining, to negotiate renewals. Our leasing pipeline, including two leases signed after quarter end and one LOI, is expected to increase portfolio occupancy by 1% and annualized straight-line rent by an additional $1.3 million if a definitive agreement is reached on the terms of the LOI.

Over the last year we have sought to be an owner and landlord who is willing and able to be creative in our management of the portfolio. For example, at 1140 Avenue of the Americas, we took over co-working space formerly leased to Work Better and launched Innovate NYC, which opened earlier in the third quarter. This was a great opportunity to diversify our strategy into a growing segment of the New York City real estate market with minimal initial investment and in-place agreements with tenants. We've also worked with I Love New York, one of our retail tenants at 9 Times Square, to restructure their lease in a way that puts the tenant on a recovery path and where we share in that recovery by providing rent credits in exchange for extending the lease by two years. We negotiated a percentage rent lease with this tenant, with escalating floors over time. As we discussed last quarter, we were able to work with one of 1140 Avenue of the America's longest-standing tenants, Red Flame, to come to a mutually acceptable agreement to defer and abate rent and keep their kitchen open while they recover from COVID. We are excited to see their success as restaurants resume normal operations. We will remain aggressive in our collection of rent payments from tenants who have unpaid rent bills.

We are actively seeking to sign leases with former tenants of Knotel and to lease up space that Knotel formerly occupied before its January 2021 bankruptcy. Through the second quarter, we have replaced nearly half of the space formerly occupied by Knotel with creditworthy, rent-paying tenants, some of whom were previously sub-tenants of Knotel. Of the 71,200 square feet previously occupied by Knotel, 32,200 square feet has been leased, including one lease signed after the end of the quarter. These leases have a weighted average remaining lease term of six years and combined annualized straight-line rent of over $1.6 million. We have mentioned significant leases with technology companies and others in prior quarters, and to those we can add a lease for 8,800 square feet for 10 years with a leading media company at 9 Times Square, absorbing an additional 12% of Knotel's former space.

As I've said before, we believe that New York is an irreplaceable city. The aggressive recovery of demand for office space, the big bets that tech firms have placed that the city is the next global tech hub, and the public announcements that major private employers in the city have made about the importance of their workers returning to the office serve to support that belief. Over the long term, we believe that New York City will remain the foremost market for owning stable, occupied, non-trophy but high quality real estate.

I'll turn it over to Chris Masterson to go over the second quarter results. Chris?

Christopher Masterson

Thanks Mike. Second quarter 2021 revenue was $15.0 million, compared to $15.2 million in the first quarter of 2021. The company's first quarter GAAP net loss attributable to common stockholders was $11.1 million compared to a net loss of $13.5 million in the first quarter 2021.

For the second quarter of 2021, our FFO attributable to common stockholders was a loss of $4.1 million, compared to a loss of $5.0 million last quarter. Core FFO was negative $1.9 million, compared to negative $2.9 million in the first quarter, or $0.15 per share compared to $0.23 per share last quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-Q.

NYC also maintains a conservative balance sheet, with no debt maturities until 2024 and prudent net leverage at 38.3%, which compares favorably to our peers. We ended the second quarter with net debt of $381.1 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of nearly six years.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Tomorrow, we anticipate the final conversion of Class B common shares to Class A common shares, thereby completing our phased liquidity plan. After this conversion, all NYC shares will be freely tradable on the New York Stock Exchange. Our retail and institutional shareholders are all looking forward to the completion of the plan and the additional float it will provide for NYC's stock in the market.

We have continued to drive New York City REIT forward during the second quarter, negotiating leases with new and existing tenants, working to replace Knotel at 123 Williams Street and 9 Times Square, and preparing our buildings for the return of workers at scale. While these efforts will take some time to be fully reflected in our financials, we have demonstrated results through improvements in rent collection, Core FFO and occupancy relative to the prior quarter. We believe that our New York City portfolio is well positioned to deliver long-term value, and that the limited near-term lease expirations and long weighted-average remaining lease term provide the portfolio with stability. We expect there is a tremendous value in the business relative to our portfolio and our continued performance since our listing a year ago. Our advisor, management, and board of directors collectively own nearly $3 million worth of NYC shares and are all individually among the top 25 shareholders of the Company, aligning our interest with stockholders. We are proud of the high-quality assets that we own and believe the portfolio will greatly benefit from the imminent return of office workers at scale. We maintain an aggressive approach to leasing and are well positioned for the second half of the year and beyond to unlock additional value.

With that, Operator, please open the line for questions.

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